EXHIBIT 99.1
JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Solitario Resources Corp.

DATED: July 9, 2025

WEXFORD CAPITAL LP
By:	Wexford GP LLC, its General Partner

By:	/s/ Mark E. Ahern
Name:	Mark E. Ahern
Title:	Vice President and Assistant Secretary

WEXFORD GP LLC

By:	/s/ Mark E. Ahern
Name:	Mark E. Ahern
Title:	Vice President and Assistant Secretary

/s/ Joseph M. Jacobs
JOSEPH M. JACOBS

/s/ Charles E. Davidson
CHARLES E. DAVIDSON